Exhibit 15.2

To	Noah Holdings Limited

Building 2, Changyang Vallye
1687 Changyang Rd., Yangpu District
Shanghai, China, 200090

April 30, 2021

Dear Sir/Madam:

We consent to the reference to our firm under the headings of “Organizational Structure” and “People’s Republic of China Taxation” in Noah Holdings Limited’s Annual Report on Form 20-F for year ended December 31, 2020 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2021. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Zhong Lun Law Firm

Zhong Lun Law Firm